                           ADHESIVE SUPPLY AGREEMENT

     This Adhesive Supply Agreement (the "Agreement") is entered into as of the 26th day of March, 1993 by and between ALZA Corporation ("ALZA") and Tri-Point Medical L. P. ("Tri-Point")

                              RECITALS
                              --------

     A. ALZA manufactures the Actisite(R) (tetracycline hydrochloride) Periodontal Fiber ("Actisite") and has the right to market Actisite in all countries of the world except the United States, Canada, Mexico and Venezuela (the "Territory").

     B. Tri-Point has developed and has proprietary rights to a 2-octyl cyanoacrylate adhesive product known as Octyldent (the "Product") more particularly described on Exhibit B hereto.

     C. ALZA desires to market Actisite with the Product in the Territory, and may desire to market other Periodontal Products (as defined below) with the Product in the Territory.

     D. On the terms and conditions set forth in this Agreement, ALZA desires to have manufactured by Tri-Point and to purchase from Tri-Point, and Tri-Point desires to manufacture for and to sell to ALZA, commercial supplies of the Product for use in the Territory with Actisite and other Periodontal Products.

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1.   Definitions.
          -----------

          1.1 "Act or Acts" shall mean, individually or collectively, the United States Food, Drug and Cosmetic Act, as amended from time to time, and the regulations promulgated thereunder, and all other applicable laws and regulations of any foreign jurisdiction relating to the manufacture and sale of pharmaceutical products or medical devices in the Territory.

          1.2 "Affiliate" shall mean any corporation or other business entity which, directly or indirectly, controls, is controlled by or is under common control with ALZA or Tri-Point. For purposes of this definition, the word "control" shall mean (i) ownership of at least fifty percent (50%) of the voting power entitled to vote for the election of directors, in the case of a corporation; or (ii) ownership of at least fifty percent (50%) of the interest in profits, in the case of a business entity other than a corporation; or (iii) in either case, the maximum ownership effectively allowed, if less than 50%, on a country-by-country basis, of the voting stock or percentage interest in profits.

          1.3 "Application or Applications" shall mean, individually or collectively, Tri-Point's 510-k notification #K902078 filed with the FDA on May 3, 1990 with respect to the Product, and all other documents filed with the FDA and any Foreign Regulatory Agency relating to the manufacture and sale of the Product in the Territory.

          1.4  "FDA" shall mean the United States Food and Drug Administration.

          1.5 "Firm Forecast" shall mean, for any calendar quarter, the forecast in effect for such quarter as of the first day of the immediately preceding calendar quarter.

          1.6 "First Shipment Year" shall mean the twelve month period beginning on the date of the first shipment by Tri-Point of commercial supplies of the Product hereunder, and "Shipment Year" shall mean any successive twelve month period thereafter.

          1.7 "Foreign Regulatory Agency" shall mean any foreign governmental or regulatory agency having jurisdiction over the manufacture and sale of pharmaceutical products and medical devices.

          1.8 "GMPs" shall mean current Good Manufacturing Practices as defined from time to time by the Acts and as related to regulations or any successor laws or regulations governing the manufacture and sale of the Product in the Territory.

          1.9 "Lot" shall mean each production run of Product having the same lot number.

          1.10 "Periodontal Product" shall mean a product marketed by ALZA for the localized treatment of oral diseases or conditions by application of such products within the periodontal pocket.

          1.11 "Product" shall mean the 2-octyl cyanoacrylate adhesive known as Octyldent meeting the Product Specifications.

          1.12 "Product Specifications" shall mean the specifications for the Product and testing methods and specifications attached hereto as Exhibit A, as may be amended from time to time by mutual written agreement of the parties.

          1.13 "Unit" shall mean 1.5 milliliters of Product in a single labeled vial with a resealable stopper meeting the Product Specifications, packaged with each Unit in a labeled box with a package insert, such boxes, inserts and labels having been reviewed by ALZA in accordance with Section 4.5 and meeting the requirements as defined from time to time by the Acts and all other applicable laws and regulations.

     2.   Purchase and Sale; Quantities and Orders.
          ----------------------------------------

          2.1  Purchase and Sale of Product.  Subject to the remainder of this
               ----------------------------
Agreement, Tri-Point agrees to sell to ALZA and ALZA agrees to purchase from Tri-Point, F.O.B. Tri-Point's shipping point, ALZA's requirements of Product for use with Actisite and other Periodontal Products, and ordered in accordance with this Agreement. This Agreement shall not preclude Tri-Point from selling Product to third parties, so long as Tri-Point shall continue to meet its obligations to supply Product hereunder. ALZA shall have the nonexclusive, right to market and distribute the Product with Actisite (and any other Periodontal Product) in the Territory. Except as otherwise provided herein or in the Adhesive Supply Agreement between Procter & Gamble/ALZA, Partners for Oral Health Care and Tri-Point, ALZA shall not otherwise market the Product without Tri-Point's consent.

          2.2  Form.  Product supplied hereunder shall be supplied in the
               ----
ordered quantities (plus or minus 10%) and shall meet the Product
Specifications. Each shipment shall be accompanied by a Certificate of Compliance in the form attached hereto as Exhibit B. Product shall be manufactured in accordance with (i) the FDA Device Master File for the Product,
(ii) the GMPs and the Acts and all other applicable laws and regulations and (iii) any procedures set forth in the Applications.

          2.3  Firm Orders.  ALZA shall order Product from Tri-Point by firm
               -----------
purchase order specifying a delivery date not less than 60 days from the date of the order. Each firm order will be for a minimum of XXX Units of Product, and the firm orders for any quarter shall be for at least 75% of the Firm Forecast for such quarter. Tri-Point shall deliver the quantities ordered pursuant to firm purchase orders for each calendar quarter; provided, however, that to the extent that firm orders for any calendar quarter exceed by more than 25% the Firm Forecast for such quarter, Tri-Point will use its commercially reasonable efforts to accommodate any such excess, but will not be in breach of its obligations under this Agreement if, despite such efforts, Tri-Point is unable to deliver all or a portion of such excess.

          2.4  Acceptance.  Firm orders placed with Tri-Point by ALZA pursuant
               ----------
to the provisions of section 2.3 may be rejected in writing by Tri-Point within ten days after receipt. The sole basis for rejection of an order shall be that the order is not in accordance with the terms of this Agreement. Tri-Point will use commercially reasonable efforts to ensure that Product ordered by ALZA in accordance with this Agreement is shipped in accordance with the delivery dates specified in ALZA's purchase order accepted by Tri-Point, and Tri-Point will notify ALZA promptly of any significant anticipated delay.

          2.5  Forecasts.  On or before the first day of each calendar quarter,
               ---------
ALZA shall provide Tri-Point with rolling four calendar quarter forecasts of the quantities of Product that ALZA expects to order for delivery during the four subsequent calendar quarters.

     3.   Price and Payment Terms.
          -----------------------

          3.1  Initial Commercial Price.  Subject to the remainder of this
               ------------------------
Section 3, the price to be paid by ALZA for a Unit of Product shall be XXXXXXXX per Unit for the first XXXXXXXX Units ordered by ALZA and accepted by Tri-Point in accordance with Section 2.3, and XXXXXXXX per Unit for each additional Unit ordered by ALZA and accepted by Tri-Point in accordance with Section 2.3, in both cases for Units so ordered and accepted during the period ending December 31, 1993.

          3.2  Subsequent Price.  The price described in Section 3.1 may be
               ----------------
increased by Tri-Point no more frequently than once in any rolling 12 month period beginning 12 months after the date of the first order hereunder; provided, however, that no such increase shall exceed the greater of (i) 5% or
(ii) the increase in the Producer's Price Index, Manufactured Products, for the period beginning on the date of the first order or ther date of the last increase under this Section 3.2, as applicable, and ending on the date of Tri-Point's notice of such price increase. Any increase will be effective as to orders placed more than 90 days after written notice from Tri-Point of the increase.

          3.3  Most Favored Nation.  Notwithstanding the provisions of Sections
               -------------------
3.1 and 3.2, if Tri-Point sells the Product commercially to an unrelated third party for periodontal use at a price lower than that provided under Section 3.1 or Section 3.2, as applicable, ALZA may elect the lower price if it also accepts the same quantity, delivery terms and other material terms accepted by the third party.

          3.4  General Price Terms.  All prices determined hereunder are F.O.B.
               -------------------
Tri-Point. Risk of loss shall pass to ALZA upon delivery of Product to a common carrier by Tri-Point.

          3.5  Payment.  Payment by ALZA for Product supplied by Tri-Point
               -------
hereunder shall be in United States dollars and made within 30 days after the date of Tri-Point's invoice. Product shall be invoiced no sooner then the date of shipment by Tri-Point. Any amount that is not paid when due shall accrue interest at a rate equal to the lesser of XXXXXX per month or the maximum interest rate permitted by applicable law, beginning five days after written notice from Tri-Point to ALZA that the payment is overdue. ALZA shall not reduce any payments to Tri-Point by set-off, counterclaim or otherwise, without the consent of Tri-Point.

          3.6  Resale Price.  ALZA shall unilaterally establish the resale
               ------------
price for the Product.

     4.   Quality Assurance; Testing.
          --------------------------

          4.1  Testing.  Tri-Point shall test or cause to be tested each Lot to
               -------
be supplied pursuant to this Agreement, before delivery of such Lot, for compliance with the Product Specifications. Tri-Point shall retain sufficient samples of each Lot tested for at least the shelf life of the Lot plus one year, or such longer period as may be required by the GMPS, the Acts or the Product Specifications in order to comply with applicable GMP requirements.

          4.2  Recalls.  If either party believes that a recall of the Product
               -------
is necessary or appropriate, such party will notify the other party and the parties will immediately confer as to the appropriateness of a recall. If one party believes that it must initiate a recall prior to such conference, or if, after such conference, the parties are not in agreement as to the appropriateness of a recall, then either party may undertake the recall at its own expense, but any such expenses shall be subject to indemnification and reimbursement in accordance with the provisions of Article 5 hereof.

          4.3  Compliance with Laws.  Each party agrees to comply with all
               --------------------
laws and regulations applicable to it and affecting the formulation, manufacture, packaging, labeling, promotion, use or sale of Product. Because the Product may be provided by ALZA under a contract with the federal government of the United States to which the provisions of Section 202 of Executive Order 11246, Section 402 of The Vietnam Era Veterans Readjustment Assistance Act of 1974, and Section 503 of the Rehabilitation Act of 1973 apply, the aforementioned sections are incorporated herein by specific reference, to the extent applicable to Tri-Point by the terms thereof. Tri-Point acknowledges that Regulations under the Executive Order, the Vietnam Era Veterans Readjustment Act and the Rehabilitation Act may require Tri-Point to develop an

Affirmative Action Compliance Program and file an Employee Information Report EEO-1 or other reports as prescribed. (See 41 CFR 60.) Tri-Point warrants that the prices for the Product set forth in this Agreement for the period ending December 31, 1993 are valid under the provisions of the Robinson-Patman (Price Discrimination) Act. Tri-Point warrants and agrees that it has complied, and will comply, with (i) the Fair Labor Standards Act, as amended, (ii) Social Security and Workman's Compensation Laws, as amended, as to work done on Tri-Point's premises, and (iii) all other applicable laws, codes, regulations, rules and orders. Each invoice delivered by Tri-Point hereunder shall bear the following certification: "Materials or work covered by this invoice were produced in conformity with the Fair Labor Standards Act, as amended." Tri-Point will indemnify ALZA and hold ALZA harmless for any failure by Tri-Point to comply with any of the foregoing.

          4.4  Quality Control.  Tri-Point shall produce Product in accordance
               ---------------
with the Product Specifications, GMPs the Acts and all other applicable laws and regulations. Tri-Point agrees to authorize the FDA and any other Foreign Regulatory Agency in the Territory, upon the request of the FDA or any such Foreign Regulatory Agency, to inspect its facilities, batch records and all Product records required under GMPs and the Acts (i.e. device master records, device history records and complaint files) in connection with such production. Tri-Point shall also permit quality assurance and regulatory representatives of ALZA to inspect its manufacturing facilities and its testing procedures for Product and the related batch records, upon reasonable notice and during normal business hours. ALZA shall have the right to conduct an annual audit of Tri-Point's laboratories and other facilities to verify the accuracy of Tri-Point's testing under Section 4.1, and Tri-Point shall provide the information necessary for ALZA to undertake these activities so long as such information is (i) reasonably available to Tri-Point and (ii) similar in type and level of detail provided by Tri-Point at the February 7, 1991 inspection at Tri-Point's facilities conducted by ALZA on behalf of Procter & Gamble/ALZA, Partners for Oral Health Care. If, in the reasonable judgment of ALZA, any annual audit indicates the possibility of any deficiencies in the manufacturing, storage, testing, labelling or packaging of the Product, ALZA may undertake follow-up inspections and audits until such deficiencies are corrected. ALZA acknowledges that the inspection rights granted to ALZA hereunder may give ALZA access to trade secrets and other technical information that Tri-Point considers to be valuable and proprietary. All such inspection rights permitted under this Section 4.4 shall be conducted by ALZA subject to the confidentiality obligations of Section 10 hereof. ALZA shall not make any copies of the batch records or other materials reviewed in the course of such inspections.

          4.5  Labeling.  Tri-Point, in consultation with ALZA, shall determine
               --------
the Product labeling and package inserts for use of the Product with Actisite and any other Periodontal Products. All such Product labeling and packaging inserts shall meet the requirements defined from time to time by the Acts and all other applicable laws and regulations. Each party shall provide the other party with copies of all product labels, labeling, package inserts and promotion materials to be used by it or its Affiliates, licensees or distributors with the Product (or with Actisite or any other Periodontal Product when used with the Product) prior to any use thereof.

          4.6  Complaints.  Each party shall report to the other, in writing
               ----------
and as promptly as practicable, any customer or regulatory complaints (as defined in applicable GMPs) and any other statements or notifications that could reasonably be deemed "complaints" it receives concerning the Product. ALZA shall be primarily responsible for handling such complaints with respect to Product purchased hereunder, and Tri-Point shall cooperate, at its own expense, to the extent reasonably requested by ALZA. Each party shall promptly disclose to the other any information which becomes available to it relating to the efficacy, side effects or other physiological effects caused through use of the Product.

          4.7  Adverse Experience Reporting.  Each party agrees to report to the
               ----------------------------
other any adverse experience information associated with the use of the Product, which relates to side effects, injuries or death, toxicity associated with clinical use studies, investigations, tests or commercial marketing of the

Product. Each party agrees to make any such information of which it becomes aware available to the other as quickly as possible (and in the case of serious injury or death, within 24 hours after such party becomes aware thereof) after such information is obtained. In addition, each party agrees to immediately inform the other of any information described in this Section 4.7 received from any governmental agency or authority.

     Tri-Point shall report to the FDA all information described in this Section
4.7. All information described in this Section 4.7 that is required to be reported to any Foreign Regulatory Agency from time to time shall be reported by such party as shall be mutually agreed by the parties from time to time.

     5.   Warranties and Indemnifications.
          -------------------------------

          5.1  Tri-Point Warranties.  Tri-Point warrants that, at the time of
               --------------------
shipment hereunder, any Product supplied by it hereunder (i) shall meet the Product Specifications; (ii) shall not be adulterated or misbranded within the meaning of the Acts, as the Acts are constituted and effective at the time of shipment of Product to ALZA; and (iii) shall be manufactured in accordance with GMPs; provided, however, that Tri-Point shall not be liable for misbranding with respect to any product, labels and labeling or package insert text provided by ALZA or its Affiliates or distributors. Tri-Point warrants that the Product and all components thereof comply in all respects with all applicable requirements, if any, of the United States Toxic Substances Control Act and the regulations thereunder. Each of ALZA's distributors of the Product in the Territory shall be third party beneficiaries of the representations set forth in this Section 5.1 and shall be entitled to rely thereon.

          TRI-POINT'S WARRANTIES SET FORTH IN THIS SECTION 5.1 ARE ITS EXCLUSIVE WARRANTIES TO ALZA WITH RESPECT TO THE PRODUCT, AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES, GUARANTEES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALZA SHALL NOT BE ENTITLED TO INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS, LOSS OF USE, OR LOSS OF GOODWILL AS A RESULT OF ANY BREACH OF WARRANTY.

          5.2  Tri-Point Indemnity.  Tri-Point shall indemnify and hold harmless
               -------------------
ALZA from and against any and all costs, expenses, damages, judgments and liabilities including attorneys' fees and the cost of any recalls) incurred by or rendered against ALZA or its Affiliates and arising from any claim or suit resulting from any breach by Tri-Point of its warranties under Section 5.1.
ALZA shall give prompt written notice of any such claim or suit, and shall permit Tri-Point to undertake the defense thereof, at Tri-Point's expense. ALZA shall cooperate in such defense, to the extent reasonably requested by Tri-Point, at Tri-Point's expense. ALZA shall have the right to participate in such defense, at its own expense, to the extent that in its judgment, ALZA may be prejudiced thereby. In any claim made or suit brought for which ALZA seeks indemnification under this Section 5.2, ALZA shall not settle, offer to settle, or admit liability or damages without the prior written consent of Tri-Point, such consent not to be unreasonably withheld. Each of ALZA's distributors for the Product in the Territory shall be third party beneficiaries of the right to indemnification set forth in this Section 5.2 and shall be entitled to rely thereon in accordance with the terms thereof.

          5.3  ALZA Indemnity.  ALZA shall indemnify and hold harmless Tri-
               --------------
Point and its Affiliates of and from any and all costs, expenses, damages, judgments, and liabilities (including attorneys' fees) incurred by or rendered against Tri-Point or its Affiliates and arising from any claims made or suits brought against Tri-Point resulting from or arising in connection with (i) the testing, marketing, advertisement, sale or distribution of the Product or Actisite (or any other Periodontal Product) by ALZA; or (ii) any contamination of or defect in the Product arising after shipment thereof by Tri-Point; or
(iii) the use of the Product with Actisite or any other Periodontal Product by any person. Notwithstanding the foregoing, ALZA shall not be required to indemnify Tri-Point for any liability arising, in whole or in part, out of Tri-Point's non-compliance with the Product Specifications or any other liability related to the Product for which Tri-Point has assumed an indemnification obligation under Section 5.2 hereof. Tri-Point shall give ALZA prompt written notice of any such claim or suit, and shall permit ALZA to undertake the defense thereof, at ALZA's expense. Tri-

Point shall cooperate in such defense to the extent reasonably requested by ALZA, at ALZA's expense. Tri-Point shall have the right to participate in such defense, at its own expense, to the extent that in its judgment, Tri-Point may be prejudiced thereby. In any claim made or suit brought for which Tri-Point seeks indemnification under this Section 5.3, Tri-Point shall not settle, offer to settle, or admit liability or damages without the prior written consent of ALZA, such consent not to be unreasonably withheld.

     6.   Manufacturing Changes.
          ---------------------

          Tri-Point shall not file with the FDA or any Foreign Regulatory Agency in the Territory any Application or amendments thereto (or any notification or other documentation with respect to the Product or which would affect any Application) without ALZA's prior written consent. Tri-Point shall not make any change in the Product Specifications or labeling or in any manufacturing methods or processes for the Product without first giving ALZA at least ten business days' written notice explaining the proposed change. Tri-Point shall consider any objections made by ALZA within such ten day period, and if ALZA reasonably objects to the proposed change within such ten day period on the basis that the Product may not be equally satisfactory for ALZA's use after the proposed change as it was before such change, Tri-Point will not initiate the change without ALZA's prior written consent. It is understood that Tri-Point shall not be obligated to change the Product Specifications or any manufacturing methods or processes if ALZA elects to market other Periodontal Products with the Product.

     7.   Regulatory and Technical Support.
          --------------------------------

          The rights of ALZA to Tri-Point's FDA Device Master File and Tri-Point's obligations to provide data with respect to the Product shall be governed by the terms of a letter agreement dated July 11, 1990 among Tri-Point, Procter & Gamble and ALZA (the "Letter Agreement"), and the Letter Agreement is incorporated by reference herein. Tri-Point shall provide to ALZA such ongoing technical and regulatory support, information and assistance (to the extent available to Tri-Point without undue expense) with respect to the Product, and in connection with the marketing and use of the Product with Actisite or another Periodontal Product, as may be reasonably requested from time to time by ALZA, including obtaining approval or endorsements of the Product by associations of dental or periodontal professionals and other similar bodies. Tri-Point shall notify ALZA in writing of any inspections of its manufacturing facilities related to the Product (in advance, if Tri-Point knows in advance) by the FDA or any other Foreign Regulatory Agency in the Territory and shall provide ALZA with any written report or other communication with respect to such inspection. Tri-Point shall provide ALZA with copies of all documents filed with or otherwise provided to or received from the FDA or any other such Foreign Regulatory Agency with respect to the Product within three business days after providing, filing, or receiving such documents, and shall provide oral notification to ALZA, followed by a written summary, of any material oral contacts with the FDA or any other Foreign Regulatory Agency with respect to the Product. Tri-Point shall continue during the term of this Agreement to monitor the stability of the Product to support the expiration dating of the Product, and to make the testing results with respect thereto available to ALZA upon request. Tri-Point shall, at no cost to ALZA, use its commercially reasonable efforts to obtain appropriate regulatory approvals to market the Product in the jurisdictions set forth on Exhibit C and in such other jurisdictions in the Territory as may be mutually agreed upon by the parties, and Tri-Point shall comply with the requirements of the FDA and Foreign Regulatory Agencies applicable to the Product. ALZA shall provide such advice and nonmonetary assistance with respect to Tri-Point's applications for such governmental and regulatory approvals as may be reasonably requested by Tri-Point. All such governmental and regulatory approvals for the Product shall be owned by Tri-Point.

     8.   Alternate Supply.
          ----------------

          If, at any time during the term of this Agreement, Tri-Point is unable to supply in a timely manner quantities of Product duly and properly ordered by ALZA in accordance with this Agreement, Tri-Point may appoint an alternate supplier (which may be ALZA, if ALZA and Tri-Point so agree), to manufacture the Product consistent with the Product Specifications and the terms of this Agreement during the applicable period. Prior to appointing any such supplier, Tri-Point shall notify ALZA in writing, and Tri-Point shall not appoint any supplier to which ALZA shall reasonably object in writing within ten business days after Tri-Point's notice (such objection shall state ALZA's reasonable commercial objections to such proposed alternate supplier). Tri-Point shall remain responsible for all of its obligations under this Agreement, notwithstanding any supply subcontract with a person other than ALZA, and the rights of ALZA hereunder (including the right of inspection and audit) shall be equally applicable with respect to any alternate supplier.

     9.   Patents and Proprietary Information.  Tri-Point is not aware that the
          -----------------------------------
manufacture, use or sale of the Product in the manner contemplated by this Agreement will infringe any patents or violate any proprietary rights of any third parties. Tri-Point will indemnify ALZA and hold ALZA harmless from and against any and all costs, expenses, damages, judgments and liabilities (including any attorneys' fees) incurred by or rendered against ALZA as a result of any claim, finding or adjudication to the effect that the manufacture, use or sale of the Product by ALZA in the form supplied by Tri-Point infringes or violates any patent or proprietary rights of any third parties. ALZA will give Tri-Point prompt written notice of any such claim or suit and will permit Tri-Point to undertake the defense thereof, at Tri-Point's expense. ALZA shall cooperate in such defense to the extent reasonably requested by Tri-Point, at Tri-Point's expense.

ALZA shall have the right to participate in such defense, at its own expense, to the extent that, in its judgment, ALZA may be prejudiced thereby.

     10.  Confidentiality.  Each party shall maintain in confidence and shall
          ---------------
not disclose any information of the other party that has been marked by the furnishing party as confidential or proprietary ("Confidential Information") , other than to its own Affiliates, employees, consultants and agents having the need to know, and who are bound to hold such information in confidence. Without limiting the foregoing, "Confidential Information" includes, among other things, the Product Specifications and the contents of batch records and other materials related to the Product that are reviewed by ALZA in connection with its inspections and audits under Section 4.4. hereof. ALZA shall use the Product Specifications and other Confidential Information of Tri-Point only for the purposes authorized under this Agreement, and each party shall treat the other's Confidential Information in a manner consistent with the procedures the receiving party uses to protect its own proprietary information. The foregoing obligations of confidentiality shall not apply to:

          (i) information in the public domain through no fault of the disclosing party or any agent, representative or employee thereof;

          (ii) information known to the receiving party at the time of disclosure or independently developed by the receiving party, in each case, to the extent evidenced by written records promptly disclosed upon receipt of such information ;

          (iii) information which is received from a third party who is rightfully in possession of such information and who has not violated any obligation of confidentiality concerning use or disclosure of such information; or

          (iv) information which is required to be disclosed by order of a regulatory agency or a court of competent jurisdiction; provided that in either case the disclosing party shall use its best efforts to obtain confidential treatment of such disclosure.

Notwithstanding the foregoing, information may be disclosed to the extent reasonably necessary in order to obtain governmental and regulatory approvals to market the Product with Actisite or another Periodontal Product and to bodies of dental or periodontal professionals (to the extent such disclosure is authorized under the Letter Agreement, and otherwise with Tri-Point's prior written consent, such consent not to be unreasonably withheld) in order to obtain their approvals of the use of the Product with Actisite or another Periodontal Product.

     11.  Term and Termination.
          --------------------

          11.1  Term.  Unless terminated earlier under the provisions of this
                ----
Section 11, this Agreement shall continue in effect for three years from the beginning of the First Shipment Year. Thereafter, this Agreement shall be renewed automatically for successive one year terms until one party shall give the other written notice, at least 120 days prior to the beginning of the next successive one year term, that the Agreement will not be renewed beyond the then current term.

          11.2  Termination for Breach.  If either ALZA or Tri-Point breaches or
                ----------------------
defaults in the performance or observance of any material provisions of this Agreement and such breach or default is not cured within 60 days after written notice by the other party specifying such breach or default (or if such breach or default is not of a type which can reasonably be cured in 60 days, then such longer period as is reasonable), the nonbreaching party shall have the right to terminate this Agreement upon a further 30 days' written notice.

          11.3  Termination Due to Safety or Regulatory Issues.  If (i) a
                ----------------------------------------------
published scientific study, undertaken or reported by a nationally recognized health research agency or government body such as the National Toxicology Program, links any component of the Product to any health or safety hazard, or
(ii) any Application is revoked or suspended or the Product cannot be legally sold in any jurisdiction in the Territory, ALZA may terminate the Agreement upon 90 days' prior written notice to Tri-Point.

          11.4  Rights on Termination.  Termination of this Agreement for any
                ---------------------
reason shall be without prejudice to (i) either party's rights under Section 5 of this Agreement with respect to claims arising out of events occurring prior to such termination;

(ii) Tri-Point's right to receive all payments provided under Section 3 hereof with respect to Product shipped to ALZA prior to the effective date of such termination; and (iii) any other remedies which either party may otherwise have under this Agreement.

          11.5  No Liability.  Neither party shall incur any liability to the
                ------------
other by reason of the expiration or termination of this Agreement as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and the parties shall accept all rights granted and all obligations assumed hereunder, including those in connection with such expiration or termination, in full satisfaction of any claims resulting from such expiration or termination.

     12.  Notices.
          -------

          Any notice required under this Agreement shall be in writing and addressed as follows:

          If to Tri-Point:    Tri-Point Medical, L.P.
                              5265 Capital Boulevard
                              Raleigh, N.C. 31995

          If to ALZA:         ALZA Corporation
                              950 Page Mill Road
                              P.O. Box 10950
                              Palo Alto, CA 94303
                              Attention:  Vice President, Legal

All notices given in accordance with this Section 12 shall be deemed to be effective five days after the date of mailing, if mailed by registered or certified mail, postage prepaid and return receipt requested, or upon delivery, if delivered by hand. Any party may change its address at which notice is to be received by written notice provided pursuant to this Section 12.

     13.  Force Majeure.
          -------------

          13.1  Event of Force Majeure.  Neither party shall be responsible or
                ----------------------
liable to the other hereunder for the failure or delay in the performance of this Agreement due to any war, fire, accident or other casualty, or any labor disturbance or act of God or the public enemy, or any other contingency beyond the party's reasonable control. In the event of the applicability of this
Section 13.1, the party failing or delaying performance shall use its commercially reasonable efforts to eliminate, cure and overcome any of such causes and resume the performance of its obligations.

          13.2  Notification.  Upon the occurrence of an event of force majeure,
                ------------
the party failing or delaying performance, shall promptly notify the other party, in writing, setting forth the nature of the occurrence, its expected duration and how such party's performance is affected. The failing or delaying party shall resume performance of its obligations hereunder as soon as practicable after the force majeure event ceases.

          13.3  Allocations.  If an event of force majeure prevents Tri-Point
                -----------
from delivering all Product duly ordered hereunder, Tri-Point shall allocate its available supply of Product, component raw materials, and related manufacturing facilities among Tri-Point purchasers on such basis that ALZA's percentage reduction will not be greater than the overall percentage reduction in the total quantity of Product, component raw materials, and related manufacturing facilities Tri-Point has available for supply. In the event non-availability of raw materials causes Tri-Point to reduce shipments to ALZA or ALZA's distributors, Tri-Point agrees to give ALZA the option to provide such raw materials to Tri-Point at a price not to exceed market price. If ALZA provides such raw materials to Tri-Point at such price, Tri-Point will increase deliveries of Product hereunder to ALZA by the amount produced with the raw materials supplied by ALZA, up to the quantities duly ordered pursuant to this Agreement.

     14.  Arbitration.  All disputes arising under this Agreement shall be
          -----------
settled by arbitration conducted in accordance with the Commercial Rules of the American Arbitration Association, before a panel of three arbitrators, one of whom is selected by ALZA, one of whom is selected by Tri-Point, and one of whom is selected by ALZA and Tri-Point (or by the other two arbitrators, if the parties cannot agree). The parties will request an expedited hearing for any dispute related to a nonpayment hereunder, and will otherwise cooperate with each other in causing the arbitration to be held in as efficient and expeditious a manner as practicable. Any arbitration proceeding instituted by ALZA hereunder shall be brought in Raleigh, North Carolina, and any arbitration proceeding instituted by Tri-Point hereunder shall be brought in Palo Alto, California. Service of process in connection therewith shall be deemed sufficient if made pursuant to the provisions of Section 12 of this Agreement.

     Any award rendered by the arbitrators shall be binding upon the parties hereto and shall be final, subject to review by a court of competent jurisdiction under the statutory standard of review applicable to arbitrations. Judgment upon the award may be entered in any court of record of competent jurisdiction. Each party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared except that if, in the opinion of the arbitrators, any claim by a party hereto or any defense or objection thereto by the other party was unreasonable, the arbitrators may in their discretion assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and expenses of the arbitrators against the party raising such unreasonable claim defense, or objection. Nothing herein shall prevent the parties from settling any dispute by mutual agreement at any time.

     15.  Miscellaneous.
          -------------

          15.1  Trademarks.  Each party agrees and acknowledges that it will not
                ----------
acquire by virtue of this Agreement any interest in or to any trademarks or trade names of the other party. ALZA shall advertise, market and promote the Product in a manner that is consistent with good trademark practice and that does not adversely affect the value of the Octyldent trademark and the goodwill associated therewith. ALZA's use of the Octyldent trademark shall enure to the benefit of Tri-Point for purposes of Section 5 of the Lanham Act and for all other purposes.

          15.2  Publicity.  Each party agrees not to issue any press release or
                ---------
other public statement disclosing the existence of, or relating to this Agreement, without the prior written consent of the other party; provided, however, that neither party shall be prevented from complying with any duty of disclosure it may have pursuant to applicable laws or governmental orders or regulations.

          15.3  Waiver and Amendment.  A waiver by either party of any term or
                --------------------
condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other time. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement of either party. This Agreement may not be amended or modified, except in a writing signed by an officer of each party hereto.

          15.4  Severability.  If any one or more of the provisions of this
                ------------
Agreement shall be held to be invalid, illegal or unenforceable, in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. In the event any provisions shall be held invalid, illegal or unenforceable, the parties shall negotiate in good faith to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

          15.5  Headings.  The headings contained in this Agreement are included
                --------
herein for reference and convenience and shall not effect the meaning of the provisions of this Agreement.

          15.6  Assignment.  This Agreement and all rights and obligations
                ----------
hereunder are personal to the parties hereto and may not be assigned by either party without the express written consent of the other party, which consent shall not be unreasonably withheld, except that either party shall be free to assign its rights and/or obligations to its Affiliates, provided such Affiliates are in the same or similar business as the assigning party. Any assignment except to such Affiliates, or any attempted assignment in the absence of the prior written consent of the nonassigning party, shall be void and without effect at the option of the non-assigning party. This Agreement shall be binding upon any permitted assignee of either party.

          15.7  Governing Law.  This Agreement shall be construed, and the
                -------------
rights of the parties determined, in accordance with the laws of the United States of America and the state of Delaware.

          15.8  Survival of Provisions.  The provisions of Sections 3.5, 4.1,
                ----------------------
4.2, 4.6, 4.7, 5.1, 5.2, 5.3, 9, 10, 11.4, 11.5, 14, 15.3, 15.4, 15.7 and this
Section 15.8 shall survive the termination for any reason of this Agreement.

          15.9  Entire Agreement.  This Agreement, together with the exhibits
                ----------------
hereto, sets forth the entire agreement and understanding between the parties hereto and supersedes all documents, agreements, verbal consents or understandings made between Tri-Point and ALZA with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, as of the date first above written, by their duly authorized representatives.

Tri-Point Medical, L. P.


By /s/ Jeffrey C. Basham
   ------------------------------

Title      President
      ---------------------------


ALZA Corporation

By /s/ Adrian M. Gerber
  ------------------------------
  Adrian M. Gerber
  Executive Vice President

                                   EXHIBIT A
                                   ---------



                                  [REDACTED]

                                   EXHIBIT B
                                   ---------

                                  [REDACTED]

                                   EXHIBIT C

                             Regulatory Approvals

Austria
Belgium
Denmark
Finland
France
Germany
Greece
Italy
Luxembourg
Netherlands
Norway
Spain
Sweden
Switzerland
United Kingdom